Advance Auto Parts 5673 Airport Road Roanoke, VA 24012

                        News Release

Contact: Sheila Stuewe
sstuewe@advanceautoparts.com
Direct 540 561-8450

ADVANCE AUTO PARTS CHAIRMAN AND CEO ADOPTS 10b5-1 PLAN

Roanoke, Virginia, May 27, 2004 – Advance Auto Parts, Inc. (NYSE: AAP) announced today that Lawrence P. Castellani, the Company’s Chairman and Chief Executive Officer, has adopted a prearranged, systematic trading plan to sell shares of Advance Auto Parts’ common stock in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Pursuant to Rule 10b5-1, officers and directors of public companies may adopt predetermined plans for selling specified amounts of stock at specified prices. The plans may be entered into only when the officer or director is not in possession of material, nonpublic information and may be used to diversify investment portfolios over a period of time.

Under the plan, Mr. Castellani has directed a broker unaffiliated with the company to sell, subject to certain conditions, up to 800,000 shares of common stock over the period commencing on July 1, 2004 and ending on December 31, 2004. Mr. Castellani beneficially owns 1,889,533 shares, after the stock transaction filed on Form 4 with the Securities and Exchange Commission on May 26, 2004 and including shares issuable upon the exercise of stock options.

“I remain very optimistic about the long term growth prospects for Advance Auto Parts, including our initiatives to drive even higher levels of customer service,” stated Mr. Castellani. “I am adopting this 10b5-1 plan on the recommendation of my financial advisors as a way of achieving prudent diversification of my investments.”

The stock sold under this plan has designated target prices. If Advance Auto Parts stock is not trading at or above those price targets, the shares will not be sold. The transactions under this plan will be disclosed publicly on Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on the investor relations section of the Company’s web site, www.advanceautoparts.com.

Headquartered in Roanoke, Va., Advance Auto Parts is a leading retailer of automotive parts in the United States. At April 24, 2004, the Company had 2,553 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

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